Exhibit 99.1
ALTRA HOLDINGS ANNOUNCES RECORD
EARNINGS FOR THE THIRD QUARTER 2007
QUINCY, MA — November 2, 2007
Altra Holdings, Inc. (NASDAQ: AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, announced record net income of $4.3 million for the third quarter ended September 29, 2007 compared to $3.8 million for the third quarter of 2006, an increase of 13.6%. Recurring diluted earnings per share increased 177.8%, or $0.16 per share, to $0.25 per share in the third quarter of 2007 from $0.09 per share in the third quarter of 2006. Diluted earnings per share were $0.17 in the third quarter of 2007 versus $0.20 per share in the third quarter of 2006. Net sales for the quarter increased 39.0% (9.9% organic) to $157.0 million from $113.0 million in the third quarter of 2006. Operating income for the third quarter of 2007 increased 34.2% to $18.0 million from $13.4 million in the third quarter of 2006. Revenue performance was driven by strong sales in the aerospace and defense, material handling, motion control, energy and mining markets. Operating income continues to improve from cost savings derived from the Altra Business System, low cost country sourcing, and the synergies we are realizing from our integration of the TB Wood’s business.
Net income for the nine months ended September 29, 2007 increased 20.6% to $12.9 million from $10.7 million for the first nine months of 2006. Recurring diluted earnings per share increased 38.3% or $0.23 per share to $0.83 per share for the first nine months of 2007 from $0.60 per share for the first nine months of 2006. Diluted earnings per share were $0.54 for the first nine months of 2007 versus $0.56 for the first nine months of 2006. Net sales for the nine months ended September 29, 2007 increased 30.3% (9.0% organic) to $452.8 million from $347.5 million for the first nine months of 2006. Gross profit as a percentage of sales for the first nine months of 2007 increased 130 basis points to 28.5% from 27.2% in the first nine months of 2006. SG&A expenses as a percentage of sales for the first nine months of 2007 decreased 80 basis points from 17.6% to 16.8% for the same period in 2006. Operating income for the nine months of 2007 increased 38.6% to $51.6 million from $37.2 million in the first nine months of 2006.
Michael L. Hurt, Chairman and CEO said “We are pleased to report record financial results again this quarter. Our organic revenue growth of 9.9% in the third quarter was driven by the management team continuing to focus on new products and target markets. Our served global markets remained strong. Growth in North America remained solid with Europe and Asia Pacific being very strong. Our earnings growth was the result of continuous operational improvements, ongoing successful integration of the TB Wood’s acquisition, and profits generated from the increased revenues. Also, we strengthened our balance sheet this quarter with the retirement of $24.4 million of the 11 1/4% bonds and lowered our Net Debt to LTM Adjusted EBITDA Ratio to 3.1.

Altra Holdings, Inc.

	(Unaudited)		(Unaudited)
Statement of Operations Data:	Quarter Ended		Year to Date Ended
In thousands, except per share data	September 29, 2007	September 29, 2006	September 29, 2007	September 29, 2006

Net sales	$156,976	$112,953	$452,824	$347,511
Cost of sales	111,920	82,528	323,816	252,959

Gross profit	45,056	30,425	129,008	94,552
Selling, general & operating expenses	26,871	20,858	76,259	61,171
Restructuring charges	189	—	1,180	—
Gain on curtailment of post-retirement benefit plan	—	(3,838)	—	(3,838)

Operating income	17,996	13,405	51,569	37,219
Interest expense, net	11,389	6,567	31,229	19,382
Other expense, net	298	734	374	647

Income before taxes	6,309	6,104	19,966	17,190
Income taxes	1,999	2,311	7,067	6,497

Net income	$4,310	$3,793	$12,899	$10,693

Net income per share:

Basic	$0.17	$11.42	$0.56	$35.52
Diluted	$0.17	$0.20	$0.54	$0.56

Weighted average common shares outstanding:

Basic	25,075	332	23,069	301
Diluted	26,119	19,370	24,094	19,162

Balance Sheet Data:	(Unaudited)
In thousands	September 29, 2007	September 29, 2006

Assets:
Cash and cash equivalents	$30,037	$5,760
Trade receivables, net	86,634	64,555
Inventories, net	107,641	73,691
Property, plant and equipment, net	116,668	81,511

Liabilities:
Current liabilities	$93,491	$69,952
Long-term debt	$295,401	$227,851

Stockholders’ equity	$145,873	$39,105

Other Financial Data:
Depreciation & amortization	$5,845	$3,565	$16,377	$10,311
Non cash inventory step up costs	—	—	$651	$2,278
Capital expenditures	$2,554	$2,023	$6,803	$6,133
The company will conduct an investor conference call on Monday, November 5, 2007 at 10:00 AM EST to discuss its unaudited third quarter and first nine months financial results. The public is invited to listen to the conference call by dialing 800-862-9098 domestically or 785-424-1051 for international access, and asking to participate in Conference ID# ALTRA. Also the company has posted slides on its web site www.altramotion.com in the Investor Relations Section in the Events & Presentations tab to help the participants better follow the discussions. A replay of the recorded conference call will be available from November 5, 2007 until November 12, 2007. To listen to the replay, dial 800-723-0549 domestically or 402-220-2657 for international access.
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in nine countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.

Discussion of Non-GAAP Measures
As used in this release and the accompanying slides posted on its website, non-GAAP recurring diluted earnings per share is calculated using net income that excludes non-recurring advisory fees, premiums and interest expense associated with extinguished debt, non-recurring tax benefits and OPEB curtailment gain, and other events that management does not consider to be directly related to the company’s core operating performance. Non-GAAP recurring diluted net income per share is calculated by dividing non-GAAP net income by GAAP weighted average shares outstanding (diluted).
Altra believes that the presentation of non-GAAP recurring net income and non-GAAP recurring diluted earnings per share provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Altra believes that these non-GAAP measures provide useful information to investors, and some of the limitations associated with the use of these measures, please refer to the company’s Current Report on Form 8-K filed today with the SEC. The Form 8-K is available on the SEC’s website at www.sec.gov or under the Events and Presentations tab of the Investor Relations Section of the Altra website described above.
This press release includes statements which are forward looking within the meaning of applicable securities laws. These statements may include or imply projections of future performance that are based upon the company’s expectations or assumptions. These expectations and assumptions, as well as the company’s future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to differ from projected results are described from time to time in the company’s Securities and Exchange Commission reports and other filings, including but not limited to the risks described in the Registration Statement on Form S-1 filed on June 4, 2007. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
SOURCE: Altra Holdings documents
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com